This Share Exchange Agreement (“Agreement”) is entered into by and between Benacquista Galleries, Inc., a Nevada corporation (“BAQG”) and Vibe Records, Inc., a Delaware corporation (“VIBE”) as of November 12, 2007.

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (''Delaware Law'') and the corporate law contained in the Nevada Revised Statutes (“Nevada Law”), and for the reasons listed below, VIBE shall exchange 100% of its issued and outstanding shares of stock for shares of BAQG and become a wholly owned subsidiary of BAQG (the “Exchange”); and

WHEREAS, the Board of Directors of BAQG has determined that the Exchange is consistent with and in furtherance of the long-term business strategies of BAQG and is fair to, and in the best interest of, BAQG and its stockholders (the ''BAQG Stockholders'') and has approved and adopted this Agreement and has approved the Exchange and the other transactions contemplated hereby; and

WHEREAS, the Board of Directors of VIBE has determined that the Exchange is consistent with and in furtherance of the long-term business strategies of VIBE and is fair to, and in the best interest of, VIBE and its stockholders (the ''VIBE Stockholders'') and has approved and adopted this Agreement and has approved the Exchange and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Exchange by the VIBE Stockholders; and

WHEREAS, for federal income tax purposes, it is intended that the Exchange qualify as a tax-free reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the ''Code'');

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1. The Exchange

Section 1.1. The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Law, at the Effective Time (as herein defined), 100% of the issued and outstanding shares of capital stock of VIBE (the “VIBE Shares”) shall be exchanged for 13,390,930 shares of common stock of BAQG (the “BAQG Shares”).

Section 1.2. Consummation of the Exchange. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 8 and subject to the satisfaction or waiver of the conditions set forth in Article 6, the consummation of the Exchange will take place as promptly as practicable after the later of (i) the satisfaction or waiver of the conditions set forth in Article 7 or (ii) December 15, 2007, unless another date, time and place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 7, the parties hereto shall cause the Exchange to be consummated by the issuance of the BAQG Shares in the names and amounts as listed on Exhibit A attached hereto and totaling 13,390,930 common shares of BAQG stock.  The BAQG Shares shall not be adjusted for any stock split, share dividend or recapitalization entered into by BAQG subsequent to this Agreement, provided that such an event does not violate any covenant or representation contained in this Agreement.  At the same time, VIBE shall cause the 14,113,963 VIBE Shares constituting 100% of the issued and outstanding capital stock of VIBE to be issued in the name of BAQG and exchanged for the BAQG Shares.

Section 1.4.  Further Actions. At and after the Effective Time, the Surviving Corporation shall take all action as shall be required in connection with the Exchange, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.

2. Conversion and Exchange of Shares

Section 2.1. Exchange Ratio. As of the Effective Time, by virtue of the Exchange and without any action on the part of any holder of any shares of VIBE Shares, Holders of VIBE Shares shall receive 13,390,930 shares of BAQG stock for 100% of the issued and outstanding capital stock of VIBE totaling 14,113,963 shares (the “Exchange Ratio”).

2.1.1. Subject to the provisions of Sections 2.4, 2.5 and 7.2.5 hereof, each share of VIBE capital stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Exchange Ratio of fully paid and nonassessable shares of common stock, par value $0.001 per share of BAQG. All such VIBE Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of BAQG  and any cash in lieu of fractional shares as provided in Section 2.4 hereof, all to be issued or paid in consideration for such certificate upon the surrender thereof in accordance with Section 2.2 hereof.

2.1.3. As neither BAQG nor VIBE shall have any outstanding options, warrants or other rights to acquire any capital stock outstanding at the Effective Time, no exchange shall be made of options to acquire any capital stock in VIBE for any shares of BAQG.

Section 2.2. Exchange Procedures

2.2.1. Immediately prior to the Effective Time, BAQG shall deposit with an exchange agent (the ''Exchange Agent'') designated by BAQG, which shall be reasonably satisfactory to VIBE, in trust for the VIBE Stockholders of record immediately prior to the Effective Time, certificates representing the aggregate number of shares of BAQG issuable pursuant to Section 2.1.2 hereof in exchange for the total outstanding shares of VIBE immediately prior to the Effective Time in the amounts and in the names as listed in Exhibit A attached hereto.

2.2.2. As soon as practicable after the Effective Time, BAQG shall cause the Exchange Agent to mail to each VIBE Stockholder a letter of transmittal and instructions for use in effecting the surrender of certificates representing shares of VIBE outstanding immediately prior to the Effective Time (the ''Certificates'') in appropriate and customary form with such provisions as VIBE (prior to the Exchange) and BAQG may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of BAQG Common which such holder has a right to receive pursuant to the provisions of this Article 2. BAQG shall cause all such BAQG Shares issued pursuant to the Exchange to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

2.2.3. If any certificate representing VIBE Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange and/or payment, as the case may be that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange and/or payment, as the case may be, shall pay any transfer or other taxes required by reason of the issuance of certificates for such BAQG Shares, in a name other than that of, and/or payment to a person other than, as the case may be, the registered holder of the Certificate so surrendered.

2.2.4. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon the posting by such person of a bond in such amount as BAQG may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate the Exchange Consideration with respect to the BAQG Shares represented thereof.

Section 2.3. Dividends and Distributions. No dividends or other distributions declared or made with respect to BAQG Shares with a record date on or after the date of the Effective Time will be paid to the holder of a Certificate entitled by reason of the Exchange to receive certificates representing BAQG Shares until such holder surrenders such Certificate as provided in Section 2.2 hereof, provided that there shall be paid forthwith by BAQG to the person in whose name certificates representing shares of BAQG Shares shall be issued pursuant to the terms of this Article 2 (i) at the time of the surrender of such Certificate, the amount of any dividends and other distributions theretofore paid with respect to that number of whole shares of BAQG  represented by such surrendered Certificate pursuant to the terms of this Article 2, which dividends or other distributions had a record date on or after the date of Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date, the amount of dividends and other distributions payable with respect to that number of whole shares of BAQG represented by such surrendered Certificate pursuant to the terms of Article 2, which dividends or other distributions have a record date on or after the date of Effective Time and a payment date subsequent to such surrender.

Section 2.4. No Fractional Shares

2.4.1. Notwithstanding anything herein to the contrary, no certificates or scrip evidencing fractional shares of BAQG shall be issued upon the surrender for exchange of Certificates, but instead any holder of VIBE Shares who would otherwise be entitled to receive a fractional share shall receive one whole share of BAQG in lieu of any fractional share they might otherwise be entitled to by the Exchange Ratio.

Section 2.5.  Adjustment of Exchange Ratio. In the event of any reclassification, stock split (including reverse stock split), stock dividend or other general distribution of securities, cash or other property with respect to BAQG Shares (or if a record date with respect to any of the foregoing should occur) on or after the date of this Agreement and on or prior to the date of the Effective Time, appropriate and equitable adjustments, if any, shall be made to the Exchange Ratio, if and only if the absence of such adjustments would cause any covenant or representation of BAQG in this Agreement to be violated.

Section 2.6. Transfers Following the Effective Time. The stock transfer books of the VIBE shall be closed as of the Effective Time, and thereafter there shall be no further registration of transfers of VIBE Shares that were outstanding prior to the Effective Time.

3. Representations and Warranties of VIBE

VIBE represents and warrants to BAQG that, except as set forth in the schedule delivered to the BAQG concurrently with the execution of this Agreement, which schedule shall identify exceptions and other information by specific Section references and shall be initialed by the BAQG and VIBE for identification purposes (the ''VIBE Disclosure Schedule''):

Section 3.1. VIBE is a corporation duly organized, validly existing and in good standing under Delaware Law. The VIBE Disclosure Schedule contains a list of the name and jurisdiction of organization of each subsidiary of VIBE (each such corporation, partnership or other entity being referred to herein individually as a ''VIBE Subsidiary'' and collectively, as the ''VIBE Subsidiaries'') and VIBE ownership interest with respect thereto. Each VIBE Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of its place of incorporation.

Section 3.2. VIBE and each VIBE Subsidiary (i) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted and (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification and where the failure to be so qualified and in good standing would have a Material Adverse Effect on VIBE. For purposes of this Agreement, ''Material Adverse Effect'' means, with respect to VIBE, a materially adverse effect on the business, results of operation, financial condition, properties or assets of VIBE and the VIBE Subsidiaries, taken as a whole.

Section 3.3. VIBE has all necessary corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the holders of a majority of the outstanding shares of VIBE Common, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by VIBE and the performance by VIBE, subject to approval and adoption of this Agreement by the VIBE Stockholders, of its obligations hereunder have been duly authorized and approved by all requisite corporate action and no other corporate proceedings on the part of VIBE are necessary to authorize this Agreement or for VIBE to consummate the Exchange. This Agreement has been duly executed and delivered by duly authorized officers of VIBE and constitutes a valid and binding obligation of VIBE, enforceable against VIBE in accordance with its terms.

Section 3.4. No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (each of the foregoing being a ''Governmental Entity''), is required by or with respect to VIBE or any VIBE Subsidiary in connection with the execution and delivery of this Agreement by VIBE or the consummation by VIBE of the transactions contemplated hereby.

Section 3.5. Neither the execution and delivery of this Agreement by VIBE, nor the consummation by VIBE of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of VIBE Certificate of Incorporation or By-Laws, (ii) violate any statute or administrative regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which VIBE is a party or by which VIBE is bound, or (iii) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute or default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of VIBE or any VIBE Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which VIBE or any VIBE Subsidiary is a party or to which they or any of their respective properties or assets are subject.

Section 3.6. As of the date hereof, the authorized capital stock of VIBE consists of VIBE Common Stock, par value $0.0001 per share and preferred stock, par value $0.001 per share (the ''VIBE Preferred''). As of the date hereof, 50,000,000 shares of VIBE Common were authorized, 14,113,963 shares of VIBE Common were issued and outstanding or will be issued and outstanding prior to the Effective Time. As of the date hereof 5,000,000 shares of VIBE Preferred were authorized, none of which will be issued and outstanding prior to the Effective Time. There are no other shares of capital stock of VIBE authorized, issued or outstanding. All of the issued and outstanding shares of VIBE Common have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on the VIBE Disclosure Schedule, there are no subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of VIBE obligating VIBE to issue any securities of any kind.

Section 3.7. The financial statements of VIBE included in Exhibit B to be attached hereto have been prepared in accordance with generally accepted accounting principles ("GAAP'') consistently applied (except as may be indicated in the notes thereto or) and fairly present in all material respects the consolidated financial position of VIBE as at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein.

Section 3.8. Except as otherwise disclosed in the VIBE Disclosure Schedule, VIBE and the VIBE Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations which would not, individually or in the aggregate exceed $10,000.

Section 3.9. VIBE has not suffered or, to VIBE' knowledge, been threatened with any change (other than changes generally affecting the industries in which VIBE or any VIBE Subsidiary operates or changes relating to the transactions contemplated by this Agreement) which could have a Material Adverse Effect on VIBE; and (ii) VIBE and the VIBE Subsidiaries have operated only in the ordinary course of business consistent with past practice.

Section 3.10

3.10.1. As used in this Agreement, the term (i) ''Taxes'' means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, gross receipts, property, severance, duties, net worth, excise or other taxes, charges, levies or like assessments of any kind, together with any interest, penalties and additions with respect thereto, and the term ''Tax'' means any one of the foregoing Taxes, and (ii) ''Returns'' means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term ''Return'' means any one of the foregoing Returns.

3.10.2. There have been properly completed and filed on a timely basis all Returns required to be filed by VIBE or any VIBE Subsidiary. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of VIBE or, as applicable, a VIBE Subsidiary or any other information required to be shown thereon.

3.10.3. With respect to all amounts in respect of Taxes imposed upon VIBE or any VIBE Subsidiary, or for which VIBE or any VIBE Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable Tax laws have been complied with  and all amounts that are required to have been paid.

3.10.4. No issues have been raised or are currently pending by any tax authority in connection with any of the Returns. There are no material outstanding waivers of the applicable statutes of limitation with respect to Tax liabilities of VIBE or any VIBE Subsidiary.

3.10.5. VIBE has not agreed to make, nor is required to make, any adjustment under Section 481 (a) of the Code by reason of a change in accounting method or otherwise.

Section 3.11
3.11.1. VIBE and the VIBE subsidiaries have never had more than 10 employees in any given 12 month period.

Section 3.12. Except as set forth on the VIBE Disclosure Schedule, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission, authority, agency or other administrative authority, pending or, to VIBE' knowledge, threatened against VIBE or any VIBE Subsidiary with respect to or affecting VIBE' or any VIBE Subsidiary's operations, business or financial condition.

Section 3.13. Neither VIBE nor any VIBE Subsidiary is a party to, or bound by, any judgment, writ, injunction, decree, order, or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the properties, assets, personnel or business activities of VIBE or any VIBE Subsidiary.

Section 3.16. Each of VIBE and the VIBE Subsidiaries owns, licenses or otherwise has the right to use all patents, copyrights, trademarks, trade names and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without any known conflict with any rights of others.

Section 3.17. VIBE has disclosed on the VIBE Disclosure Schedule a list of and made available to BAQG, true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), and other instruments to which it or any VIBE Subsidiary is a party Except as set forth on the VIBE Disclosure Schedule, neither VIBE nor any VIBE Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any such contract and to VIBE' knowledge there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

Section 3.18. To the knowledge of VIBE, neither VIBE nor any VIBE Subsidiary has taken any action which would violate any requirement, including the continuity-of-business-enterprise requirement of 26 C.F.R. 1.368-1(a), for tax-free reorganization status under Section 368(a) of the Code with respect to the Exchange.

Section 3.19. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated hereby based upon any arrangements made by or on behalf of VIBE.

4. Representations and Warranties of BAQG
BAQG represents and warrants to VIBE that, except as set forth in the schedule delivered to the VIBE concurrently with the execution of this Agreement, which schedule shall identify exceptions and other information by specific Section references and shall be initialed by the VIBE and BAQG for identification purposes (the ''BAQG Disclosure Schedule''):

Section 4.1. BAQG is a corporation duly organized, validly existing and in good standing under Nevada Law. The BAQG Disclosure Schedule contains a list of the name and jurisdiction of organization of each subsidiary of BAQG (each such corporation, partnership or other entity being referred to herein individually as a ''BAQG Subsidiary'' and collectively, as the ''BAQG Subsidiaries'') and BAQG ownership interest with respect thereto. Each BAQG Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of its place of incorporation.

Section 4.2. BAQG and each BAQG Subsidiary (i) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted and (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification and where the failure to be so qualified and in good standing would have a Material Adverse Effect on BAQG. For purposes of this Agreement, ''Material Adverse Effect'' means, with respect to BAQG, a materially adverse effect on the business, results of operation, financial condition, properties or assets of BAQG and the BAQG Subsidiaries, taken as a whole.

Section 4.3. BAQG has all necessary corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the holders of a majority of the outstanding shares of BAQG Common, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BAQG and the performance by BAQG, subject to approval and adoption of this Agreement by the BAQG Stockholders, of its obligations hereunder have been duly authorized and approved by all requisite corporate action and no other corporate proceedings on the part of BAQG are necessary to authorize this Agreement or for BAQG to consummate the Exchange. This Agreement has been duly executed and delivered by duly authorized officers of BAQG and constitutes a valid and binding obligation of BAQG, enforceable against BAQG in accordance with its terms.

Section 4.4. No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (each of the foregoing being a ''Governmental Entity''), is required by or with respect to BAQG or any BAQG Subsidiary in connection with the execution and delivery of this Agreement by BAQG or the consummation by BAQG of the transactions contemplated hereby.

Section 4.5. Neither the execution and delivery of this Agreement by BAQG, nor the consummation by BAQG of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of BAQG Certificate of Incorporation or By-Laws, (ii) violate any statute or administrative regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which BAQG is a party or by which BAQG is bound, or (iii) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute or default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of BAQG or any BAQG Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BAQG or any BAQG Subsidiary is a party or to which they or any of their respective properties or assets are subject.

Section 4.6. As of the date hereof, the authorized capital stock of BAQG consists of BAQG Common Stock, par value $0.001 per share and no preferred stock. As of the date hereof, 10,000,000 shares of BAQG Common were authorized, 1,072,713 shares of BAQG Common were issued and outstanding and no more than 1,609,070 will be issued and outstanding prior to the Effective Time. As of the date hereof no shares of BAQG Preferred were authorized and none are issued and outstanding.  There are no other shares of capital stock of BAQG authorized, issued or outstanding. All of the issued and outstanding shares of BAQG Common have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on the BAQG Disclosure Schedule, there are no subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of BAQG obligating BAQG to issue any securities of any kind.

Section 4.7. The financial statements of BAQG included in Exhibit B to be attached hereto have been prepared in accordance with generally accepted accounting principles ("GAAP'') consistently applied (except as may be indicated in the notes thereto or) and fairly present in all material respects the consolidated financial position of BAQG as at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein.  All BAQG disclosure as filed with the Securities and Exchange Commission (“SEC”) is true and accurate in all material respects and there is no outstanding unresolved comment, order, letter or inquiry pending by the SEC with respect to BAQG.

Section 4.8. Except as otherwise disclosed in the BAQG Disclosure Schedule, BAQG and the BAQG Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations which would not, individually or in the aggregate exceed $10,000.

Section 4.9. BAQG has not suffered or, to BAQG' knowledge, been threatened with any change (other than changes generally affecting the industries in which BAQG or any BAQG Subsidiary operates or changes relating to the transactions contemplated by this Agreement); and (ii) BAQG and the BAQG Subsidiaries have operated only in the ordinary course of business consistent with past practice.

Section 4.10

4.10.1. As used in this Agreement, the term (i) ''Taxes'' means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, gross receipts, property, severance, duties, net worth, excise or other taxes, charges, levies or like assessments of any kind, together with any interest, penalties and additions with respect thereto, and the term ''Tax'' means any one of the foregoing Taxes, and (ii) ''Returns'' means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term ''Return'' means any one of the foregoing Returns.

4.10.2. There have been properly completed and filed on a timely basis all Returns required to be filed by BAQG or any BAQG Subsidiary. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of BAQG or, as applicable, a BAQG Subsidiary or any other information required to be shown thereon.
4.10.3. With respect to all amounts in respect of Taxes imposed upon BAQG or any BAQG Subsidiary, or for which BAQG or any BAQG Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable Tax laws have been complied with  and all amounts that are required to have been paid.

4.10.4. No issues have been raised or are currently pending by any tax authority in connection with any of the Returns. There are no material outstanding waivers of the applicable statutes of limitation with respect to Tax liabilities of BAQG or any BAQG Subsidiary.

4.10.5. BAQG has not agreed to make, nor is required to make, any adjustment under Section 481 (a) of the Code by reason of a change in accounting method or otherwise.

Section 4.11

4.11.1. BAQG and the BAQG subsidiaries have never had more than 10 employees in any given 12 month period.

Section 4.12. Except as set forth on the BAQG Disclosure Schedule, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission, authority, agency or other administrative authority, pending or, to BAQG' knowledge, threatened against BAQG or any BAQG Subsidiary with respect to or affecting BAQG' or any BAQG Subsidiary's operations, business or financial condition.

Section 4.13. Neither BAQG nor any BAQG Subsidiary is a party to, or bound by, any judgment, writ, injunction, decree, order, or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the properties, assets, personnel or business activities of BAQG or any BAQG Subsidiary.
Section 4.16. Each of BAQG and the BAQG Subsidiaries owns, licenses or otherwise has the right to use all patents, copyrights, trademarks, trade names and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without any known conflict with any rights of others.

Section 4.17. BAQG has disclosed on the BAQG Disclosure Schedule a list of and made available to VIBE, true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), and other instruments to which it or any BAQG Subsidiary is a party Except as set forth on the BAQG Disclosure Schedule, neither BAQG nor any BAQG Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any such contract and to BAQG' knowledge there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

Section 4.18. To the knowledge of BAQG, neither BAQG nor any BAQG Subsidiary has taken any action which would violate any requirement, including the continuity-of-business-enterprise requirement of 26 C.F.R. 1.368-1(a), for tax-free reorganization status under Section 368(a) of the Code with respect to the Exchange.

Section 4.19. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated hereby based upon any arrangements made by or on behalf of BAQG.

5. Conduct of Business Pending the Merger

Section 5.1. Conduct of Business by BAQG Pending the Exchange. Prior to the Effective Time, unless VIBE shall otherwise agree in writing:

5.1.1. BAQG shall use their reasonable best efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as hereto conducted.  BAQG shall: (i) maintain insurance coverage and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to BAQG;  and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound.

5.1.2. Except as required or permitted by this Agreement, BAQG shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any of its capital stock, (ii) amend its Articles of Incorporation or By-Laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of BAQG, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of BAQG capital stock, except that BAQG shall perform a 1.5 for 1 forward stock split or share prior to the Effective Time.

5.1.3. BAQG shall not (i) except as permitted or required by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or incur any liability, payable, contract or obligation in respect of any contract which individually or in the aggregate exceeds $5,000.

5.1.4. Except as disclosed in BAQG Disclosure Schedule, BAQG shall not (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefit of any director or officer or of any employee (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement other than in the ordinary course of business consistent with past practice or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 5.2. Conduct of Business by VIBE Pending the Exchange. Prior to the Effective Time, unless BAQG shall otherwise agree in writing:

5.2.1. VIBE shall use their reasonable best efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as hereto conducted.  VIBE shall: (i) maintain insurance coverage and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to VIBE; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound.

5.2.2. Except as required or permitted by this Agreement, VIBE shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any of its capital stock, (ii) amend its Articles of Incorporation or By-Laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of VIBE, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of VIBE capital stock, except that VIBE shall cause all of its preferred stock to be converted into common stock and may convert any indebtedness into common stock provided, however, that the total issued and outstanding common shares of VIBE do not exceed 14,113,963 at the Effective Time.

5.2.3. VIBE shall not (i) except as permitted or required by this Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or incur any liability, payable, contract or obligation in respect of any contract which individually or in the aggregate exceeds $100,000.

5.2.4. Except as disclosed in VIBE Disclosure Schedule, VIBE shall not (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefit of any director or officer or of any employee (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any bonus, incentive, performance, or other compensation plan or arrangement (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement other than in the ordinary course of business consistent with past practice or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing.

6. Closing Conditions

Section 6.1 BAQG Closing Conditions.  Prior to the Effective Time, BAQG shall have effected a 1.5 for 1 forward split or share dividend and appointed two representatives designated by VIBE to the BAQG board of directors, which shall consist of three members at the Effective Time.  BAQG shall not have violated any term or condition of this Agreement and there shall be no adverse event or change in BAQG or its business.  BAQG shall have provided a certificate from its President and CEO certifying that it is in compliance with all representations, warranties and covenants of this Agreement and an opinion of counsel to BAQG that the BAQG Shares, when issued, will be validly issued, fully paid and non-assessable. BAQG does not currently have authorized enough shares to issue all of the BAQG Shares.  If all other conditions have been met under this Section 6.1, VIBE may, at its sole discretion, allow the Exchange to take place and have such shares as are issuable to VIBE in excess of the authorized shares of BAQG be issued at a later time when sufficient common stock is authorized.  In this event, VIBE will designate in writing which BAQG Shares are to remain unissued until such an increase in the authorized shares takes place. However, the full number of VIBE Shares must still be cancelled and issued to BAQG, holders of VIBE Shares not receiving BAQG Shares at the Effective Time simply having a right to receive such shares when the authorized shares of BAQG shall increase sufficiently to permit such an issuance.

Section 6.2 VIBE Closing Conditions.  Prior to the Effective Time, VIBE shall have caused all of its issued and outstanding preferred shares to be converted into common shares.  VIBE shall not have violated any term or condition of this Agreement and there shall be no adverse event or change in VIBE or its business.  VIBE shall have provided a certificate from its President and CEO certifying that it is in compliance with all representations, warranties and covenants of this Agreement and an opinion of counsel to VIBE that the VIBE Shares, when issued, will be validly issued, fully paid and non-assessable.  VIBE shall also have secured an affirmative vote of the VIBS Shareholders in accordance with Delaware Law approving the Exchange.

7. [Intentionally omitted]

8. Termination; Effect of Termination

Section 8.1. Right to Terminate. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY MAY BE TERMINATED AT ANY TIME PRIOR TO THE EFFECTIVE TIME BY PROMPT NOTICE GIVEN IN ACCORDANCE WITH SECTION 9.2:

8.1.1. by the mutual written consent of VIBE and BAQG (with the approval of their Board of Directors);

8.1.2. by VIBE (with the approval of its Board of Directors) or BAQG (with the approval of its Board of Directors) if the Effective Time shall not have occurred at or before 11:59 pm New York time on December 15, 2007; provided, however, that the right to terminate this Agreement under this section 8.1.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the occurrence of the event above;

8.1.3. by VIBE (with the approval of its Board of Directors), by giving written notice of such termination to the Company, if (i) there has been a material breach of any material agreement of the Company herein, such that in the reasonable opinion of VIBE, the condition to closing in Section 6 could not be expected to be satisfied by the termination date contemplated by Section 8.1.2 hereof, (ii) there has been a material breach of any material representation or warranty of BAQG herein such that, in the reasonable opinion of VIBE, the condition to closing in Section 6 could not be expected to be satisfied by the termination date contemplated by Section 8.1.2 hereof; or (iii) the VIBE stockholders do not approve and adopt this Agreement; or

8.1.4. by BAQG (with the approval of its Board of Directors), by giving written notice of such termination to VIBE, if (i) there has been a material breach of any material agreement of VIBE herein, such that in the reasonable opinion of BAQG the condition to closing in Section 6 could not be expected to be satisfied by the termination date contemplated by Section 8.1.2 hereof, (ii) there has been a material breach of any material representation or warranty of VIBE herein such that in the reasonable opinion of the Company, the condition to closing in Section 6 could not be expected to be satisfied by the termination date contemplated by Section 8.1.2 hereof; (iii) the Board of Directors of the Company fails to make, withdraws, or modifies or changes the recommendation referred to in Section 6.2 based on its good faith determination, after consultation with counsel, that making such recommendation, or the failure to withdraw, modify or change such recommendation, could reasonably be deemed a breach of its fiduciary duties under applicable law; (iv) Timothy Olphie shall be the holder of less than 500,000 common shares of BAQG immediately prior to the Effective Time and prior to the Exchange.

Section 8.2. Certain Effects of Termination. In the event of the termination of this agreement as provided in Section 8.1 hereof:

8.2.1. Except as provided in Sections 8.2.2, 8.2.3 and 9.6 hereof, this Agreement shall forthwith become void, there shall be no liability on the part of VIBE or the BAQG or any of their respective affiliates, officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, prior to such termination;

8.2.2. Each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

This Section 8.2 shall survive any termination of this Agreement.

9. Miscellaneous
Section 9.1. Effectiveness of Representations, Warranties and Agreements

9.1.1. Except as set forth in Section 9.1.2 the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

9.1.2. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article 8 hereof; except that the Articles 1,2 and 9 and Section 6.3 hereof shall survive the Effective Time and those set forth in Section 8.2 and Article 9 hereof shall survive termination.

Section 9.2. Entire Agreement. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and except as may be specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

Section 9.3. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivered, overnight delivery service, or sent by telephone facsimile as follows:

If to VIBE, at:

Vibe Records, Inc.
Attention: Timothy J. Olphie
824 Old Country Road, Westbury, New York 11590

With a copy to:

Andrea Cataneo, Esq.
_________________

__________________

If to BAQG, at:

Benacquista Galleries, Inc.
12707 High Bluff Drive
Suite 140
San Diego, CA 92130
Attention: James Price, Chief Executive Officer

With a copy to:

Jonathan Dariyanani
Attorney at Law
Zoma Law Group, LLC
4720 Center Blvd, Suite 317
New York, NY 11101
Tel 415-699-7121
Fax 415-358-5548

or at such other address as any party may specify by notice given to other party in accordance with this Section. The date of giving of any such notice shall be three days following the posting of the mail, the date of hand delivery, the business day following delivery to an overnight delivery service or the date sent by telephone facsimile.

Section 9.4. No Waiver. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver in respect of any subsequent breach or default either of similar or different nature, unless expressly so stated in writing.

Section 9.5. Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the Exchange and the rights of the VIBE Stockholders, this Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Nevada applicable to contracts to be performed entirely within that State. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such legal clause, section or part shall nevertheless continue in full force and effect.

Section 9.6. Expenses, Transfer Taxes; Certain Payments.   Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses, unless otherwise agreed in writing by the parties.

Section 9.7. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 9.8. Binding Agreement. This Agreement shall be binding upon and insure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9. Headings. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

Section 9.10. Counterparts. This Agreement may be executed in one or more counterparts each of which when taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed on the date and year first above written.

BENACQUISTA GALLERIES, INC.
A NEVADA CORPORATION

X______________________________
James Martin Price
President and CEO

VIBE RECORDS INC.
A DELAWARE CORPORATION

X______________________________
Timothy J. Olphie
President and CEO